UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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DURATEK, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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DURATEK, INC.

10100 Old Columbia Road

Columbia, Maryland 21046

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 5, 2005

To the Stockholders:

We hereby notify you that the Annual Meeting of Stockholders of Duratek, Inc. (“We”, “our” or the "Company") will be held at our principal executive offices at 10100 Old Columbia Road, Columbia, Maryland 21046 on the 5th day of May, 2005 at 10:30 a.m., Eastern Daylight Savings Time, for the following purposes:

1.                                       To elect six members of the Board of Directors to serve until the next Annual Meeting of Stockholders and until their respective successors are duly elected and qualify.

2.                                       To consider and act upon such other business as may properly come before the meeting or any adjournment thereof.

You are entitled to receive notice of and to vote at the annual meeting and any adjournments thereof if you were a holder of record of our Common Stock as of the close of business on March 7, 2005.

Please submit a proxy as soon as possible in the enclosed stamped envelope so that your shares can be voted at the annual meeting in accordance with your instructions.  For specific instructions on voting, please refer to the instructions on the proxy card.  All stockholders are extended a cordial invitation to attend the annual meeting.

By Order of the Board of Directors

/s/ Diane R. Brown

Diane R. Brown
Corporate Secretary

Columbia, Maryland

April 4, 2005

DURATEK, INC.

10100 Old Columbia Road

Columbia, Maryland 21046

Columbia, Maryland                                                                                                                                            April 4, 2005

PROXY STATEMENT

                The accompanying proxy is solicited by and on behalf of the Board of Directors of Duratek, Inc., a Delaware corporation (“We” or the "Company"), for use at our Annual Meeting of Stockholders (the "Annual Meeting") to be held at our principal executive offices at 10100 Old Columbia Road, Columbia, Maryland 21046 on the 5th day of May, 2005 at 10:30 a.m. Eastern Daylight Savings Time, and at any adjournments thereof.  The approximate date on which this Proxy Statement and the accompanying proxy were first given or sent to security holders was April 4, 2005.

                You may revoke your proxy instructions at any time prior to the vote at the annual meeting.  You may accomplish this by sending written notice to that effect to the attention of our Corporate Secretary, prior to the Annual Meeting, or in person to the Chairman of, or the Inspectors of Election at, the Annual Meeting, or by the execution and return of a later-dated proxy.

Record Date and Voting Rights

                The Board of Directors has fixed the close of business on March 7, 2005 as the record date for the determination of stockholders entitled to receive notice of and to vote at the Annual Meeting.  Only stockholders of record on the record date are entitled to vote at the Annual Meeting.  On the record date, our issued and outstanding capital stock consisted of 14,465,850 shares of Common Stock.  Each share of Common Stock is entitled to cast one vote.  Our certificate of incorporation does not permit cumulative voting.

Vote Required for a Quorum and to Approve the Proposals

A quorum of the stockholders is constituted by the presence at the meeting, in person or by proxy, of holders of record of voting stock, representing a majority of the number of votes outstanding.

Our Board of Directors is elected by a plurality of the votes cast by the holders of shares of Common Stock present in person or represented by proxy at the Annual Meeting.  On all other matters, the majority of the votes cast, with quorum present, is required to approve the matter.

For purposes of the election of directors, abstentions and broker non-votes are not considered to be votes cast and do not affect the plurality vote required for directors.  For all other matters, abstentions and broker non-votes will not be considered to be votes cast and will have no effect on the outcome of the matter.

The persons appointed in the proxies as proxy holder are officers of the Company.  All properly executed proxies will be voted in accordance with the instructions contained in the proxies, and if no choice is specified, the proxies will be voted in favor of the matters set forth in the accompanying Notice of Annual Meeting.  The proxies will also be voted FOR or AGAINST such other matters as may properly come before the meeting at the discretion of the proxy holders. Our management is not aware that any other matters are to be presented for action at the meeting.

If you hold your shares through a broker, bank or other nominee and you do not instruct them how to vote, your broker may have authority to vote your shares.

Recommendation of the Board of Directors

Our Board of Directors recommends that stockholders vote:

  “FOR” each of the nominees for the Board of Directors listed below.

Proxy Solicitation and Expenses

                The solicitation of proxies generally will be by mail and by our directors, officers and regular employees. In some instances, solicitation may be made by telephone or other means.  We will bear all costs incurred in connection with the solicitation of proxies.  Copies of solicitation material may be furnished to brokers, custodians, nominees and other fiduciaries for forwarding to beneficial owners of shares of our Common Stock, and we will reimburse them for reasonable out-of-pocket and clerical expenses in forwarding these materials.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL

OWNERS AND MANAGEMENT

                The following table sets forth, as of March 15, 2005, the amount and percentage of our outstanding Common Stock beneficially owned by each director and nominee for director, each executive officer named in the Summary Compensation Table, all directors and officers as a group and all persons, to our knowledge, beneficially owning more than five percent (5%) of our Common Stock.

Name of Beneficial Owners	Number of Shares Beneficially Owned (1)		Percent of Class Outstanding

Michael J. Bayer	4,617	(2)	*
Admiral Bruce DeMars	—		—
Alan J. Fohrer	2,000	(2)	*
George V. McGowan	31,500	(2)	*
Robert E. Prince	480,195	(3)	3.2%
Admiral James D. Watkins	8,900	(2)	*
C. Paul Deltete	58,785	(3)	*
Michael F. Johnson	12,971	(3)	*
Robert F. Shawver	68,691	(3)	*
William R. Van Dyke	19,404	(3)	*
Directors and Officers as a group (17)	770,572	(4)	5.1%

Name and Address of Other 5% Holders of Common or Convertible Preferred Stock

Ashford Capital Management, Inc. P.O. Box 4172 Wilmington, DE 19807	1,018,500	(5)	6.9%

Forstmann-Leff Associates, LLC 590 Madison Avenue New York, NY 10022	933,989	(6)	6.4%

National City Corp. 1900 East Ninth Street Cleveland, OH 44114	772,479	(7)	5.2%

* Less than one percent

(1)           Beneficial ownership is determined in accordance with the rules of the SEC and generally includes shares of Common Stock to which the person has sole or shared voting or investment power with respect to shares of Common Stock including those shares that the person has the right to acquire as of May 14, 2005, 60 days after March 15, 2005, through the exercise of any stock option or other right. Shares of Common Stock subject to options or rights currently exercisable or exercisable as of May 14, 2005 are deemed outstanding for purposes of computing the percentage ownership of the person holding such option or right but are not deemed outstanding for purposes of computing the percentage ownership of any other person. Except where indicated otherwise, and subject to community property laws where applicable, the persons named in the table above have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.

(2)           Includes options to purchase 28,000 shares for Mr. McGowan, 8,000 shares for Admiral Watkins, and 2,000 shares for Mr. Fohrer and Bayer, which are exercisable within 60 days of March 15, 2005.

(3)           Includes options to purchase 258,214, 32,300, 51,000, 18,200, and 11,000 shares of Common Stock for Messrs. Prince, Shawver, Deltete, Van Dyke, and Johnson, respectively, which are exercisable within 60 days of March 15, 2005.

(4)                 Includes options to purchase 484,414 shares of Common Stock for the executive officers and directors as a group, which are exercisable within 60 days of March 15, 2005.

(5)          Based solely on an amendment to Schedule 13G filed by Ashford Capital Management, Inc. on February 24, 2005.

(6)           Based solely on a Schedule 13G filed by Forstmann-Leff Associates, Inc. on February 14, 2005.  Fortsmann-Leff Associates, Inc. has sole voting power with respect to 867,989 shares and has sole dispositive power with respect to 939,989 shares.  Fortsmann-Leff Associates, Inc. does not share voting power or dispositive power on any other shares.

(7)           Based solely on a Schedule 13G filed by National City Corp. on February 14, 2005.  National City Corp. has sole voting power with respect to 165,309 shares and has sole dispositive power with respect to 765,079 shares.  National City Corp. does not share voting power or dispositive power on any other shares.

PROPOSAL I

ELECTION OF DIRECTORS

                Six directors will be elected at the meeting to hold office until the next Annual Meeting of Stockholders and until their respective successors are duly elected and qualified. It is intended that the proxies will be voted for the following nominees, but the holders of the proxies reserve discretion to cast votes for individuals other than the nominees for director named below in the event of the unavailability of any such nominee. We have no reason to believe that any of the nominees will become unavailable for election. We have set forth below the names of the nominees, their age, and position with us, the year in which they were first elected as director, their principal occupation and certain other information concerning each of the nominees.

Nominees

Admiral Bruce DeMars Age 69 Executive Committee Compensation Committe Nominating and Governance Committee

Admiral DeMars has been Chairman of the Board and a director since December 2004. He has been a partner at RSD, LLC, which introduces new products and services to industry and government since August 2001. Admiral DeMars was appointed the Director of the Naval Nuclear Propulsion Program in 1988. Admiral DeMars also serves on the Boards of Exelon Corporation, a public utility, McDermott International Inc., an energy services company, and Oceanworks International, Inc., a company specializing in manned and unmanned subsea work systems for international marine industries.   Admiral DeMars is a graduate of the U.S. Naval Academy.

Michael J. Bayer Age 57 Compensation Committee, Chairman Audit Committee

Mr. Bayer became a director in December 2003.  Mr. Bayer is a consultant to the defense industry and has been since 1992.  Mr. Bayer serves on the boards of CACI Inc., an IT and network solutions company and Cap Gemini Ernst and Young Government Solutions LLC., an IT Consulting, Technology and Outsourcing services company.  He previously served on the board of EG&G Inc., a department of defense contractor until its acquisition by URS Inc.  His non-profit service includes the Defense Business Board (Vice Chairman), the Maryland Public Broadcasting Foundation, the Sandia National Laboratory’s National Security Advisory Panel, the Secretary of the Air Force Advisory Group (Chairman) and the Defense Science Board.  Mr. Bayer earned his MBA from Ohio State University and a Juris Doctor from Capital University.

Alan J. Fohrer Age 53 Audit Committee

Mr. Fohrer became a director in January 2004.  Mr. Fohrer has been Chief Executive Officer of Southern California Edison since 2002.  From 2000-2002, Mr. Fohrer was president and chief executive officer of Edison Mission Energy.  From 1996-2000, Mr. Fohrer was executive vice president and chief financial officer of Edison Mission Energy’s parent company Edison International.  He was also executive vice president and chief financial officer of Southern California Edison from 1996-1999.  He is a member of the Engineering School Board of Councilors of the University of Southern California and the Dean’s Advisory Council for the School of Business at California State University, Los Angeles.  He is also a member of the board of directors of Montgomery Watson Harza, Inc., an international environmental engineering technology company.  Mr. Fohrer earned his B.S. and M.S. degrees in civil engineering from the University of Southern California, and an MBA from California State University, Los Angeles.

George V. McGowan Age 76 Audit Committee, Chairman Nominating and Governance Committee

George V. McGowan has been a director of the Company since April 1997. Mr. McGowan served as Chairman of the Board and chief executive officer of Baltimore Gas and Electric Company from 1988 to 1992. Mr. McGowan served as Chairman of the Executive Committee and director of Baltimore Gas and Electric Company and Constellation Energy Group until April 2000. Mr. McGowan currently serves as a director of Organization Resources Counselors, Inc. Mr. McGowan has a Bachelor of Science in Mechanical Engineering from the University of Maryland.

Robert E. Prince Age 57 Executive Committee

Robert E. Prince has been our President and Chief Executive Officer since 1990 and a director since 1991. He founded General Technical Services, Inc., one of our predecessors, in October 1984 and was president and chief executive officer from 1987 to 1990. Mr. Prince currently serves on the Board of the Nuclear Energy Institute and Wildlife Fawn Rescue. Mr. Prince, a graduate of the U.S. Naval Academy, served as an officer on nuclear submarines. He also has a MBA from the Wharton School of Finance of the University of Pennsylvania. Mr. Prince is a certified naval nuclear engineer.

Admiral James D. Watkins Age 77 Nominating and Governance Committee, Chairman Compensation Committee

Admiral James D. Watkins has been a director since April 1997. Admiral Watkins served as Chairman of the Presidentially-appointed Commission on Ocean Policy from 2001 to 2004.  Admiral Watkins was the president of the Joint Oceanographic Institutions, Inc. from 1993 until 2000 and president of the Consortium for Oceanographic Research and Education from 1994 until March 2001. Admiral Watkins was appointed chief of naval operations in 1982 by President Reagan and served as Secretary of Energy under President Bush from 1989 to 1993. Admiral Watkins, a graduate of the U.S. Naval Academy, also has a Masters in Mechanical Engineering from the U.S. Naval Postgraduate School.

Board Committees

Our Board of Directors has established an Executive Committee, a Nominating and Corporate Governance Committee, a Compensation Committee and an Audit Committee.

Executive Committee

The Executive Committee, currently consisting of Admiral Bruce DeMars and Robert E. Prince, has authority to act on most matters during the intervals between Board meetings. The Executive Committee did not meet during 2004.

Nominating and Corporate Governance Committee

                The Nominating and Corporate Governance Committee of the Board of Directors (“Nominating Committee”) was established in March 2004. The members of the Nominating Committee are Admiral Watkins, Chairman, Mr. McGowan, and Admiral DeMars.  Each of the members of the Nominating Committee meets the definition of “independence” set forth in the Nasdaq’s listing standards. You can access the Charter for the Nominating Committee electronically at the “Corporate Governance” section on the investor page of our website at www.duratekinc.com or you may request a copy from us by writing to us at Duratek, Inc., Attention: Corporate Secretary, 10100 Old Columbia Road, Columbia, Maryland 21046. The Nominating Committee’s responsibilities include: (i) establishing criteria for the selection of new directors, (ii) evaluating the qualifications of potential candidates for directors, (iii) recommending to the Board of Directors the nominees for election at the next annual meeting or any special meeting of stockholders and any person to be considered to fill a Board vacancy or a newly created directorship, and (iv) reviewing and reassessing the adequacy of the our corporate governance principles.  The Nominating Committee met twice in 2004.

                The Nominating Committee will consider stockholder recommendations for directors sent to the Nominating and Corporate Governance Committee, c/o Corporate Secretary, Duratek, Inc., 10100 Old Columbia Road, Columbia, Maryland 21046. Stockholder recommendations for director should include: (i) the name and address of the stockholder recommending the person to be nominated, (ii) a representation that the stockholder is a holder of record of stock of Duratek, including the number of shares held and the period of holding, (iii) a description of all arrangements or understandings between the stockholder and the recommended nominee, (iv) such other information regarding the recommended nominee as would be required to be included in a proxy statement filed pursuant to Regulation 14A promulgated by the SEC pursuant to the Securities Exchange Act of 1934, as amended and (v) the consent of the recommended nominee to serve as a director of Duratek if so elected.

To submit a recommendation for director for an upcoming annual stockholder meeting, you must notify Duratek not less than 120 days or more than 180 days before the first anniversary of the date that the proxy statement for the preceding year’s annual meeting was first sent to stockholders. Duratek’s 2005 Proxy Statement was first sent to stockholders on April 4, 2005. Thus, in order for any such nomination to be considered by Duratek for the 2006 annual meeting, it must be received by Duratek not later than December 6, 2005. In addition, the notice must meet all other requirements contained in Duratek’s Bylaws, if any.  Stockholders’ nominees that comply with these procedures will receive the same consideration that the Nominating Committee’s nominees receive.

To be considered by the Nominating Committee, a director nominee must meet the following minimum criteria:

•	Director candidates shall have the highest personal and professional integrity;

•	Director candidates shall have a record of exceptional ability and judgment;

•	Director candidates must be able and willing to devote the required amount of time to our affairs, including attendance at Board and committee meetings;

•	Director candidates should have the interest, capacity and willingness, in conjunction with the other members of the Board, to serve the long-term interests of our stockholders; and

•	Director candidates shall be free of any personal or professional relationships that would adversely affect their ability to serve the best interests of the Company and its stockholders.

The Nominating Committee, with the help of senior management and, as needed, a retained search firm, screens the candidates, performs reference checks, prepares a biography for each candidate for the Nominating Committee to review and conducts interviews. The Nominating Committee and Duratek’s Chief Executive Officer interview candidates that meet the criteria, and the Nominating Committee selects nominees that best suit the Board’s needs to recommend to the full Board.

Compensation Committee

                The Compensation Committee of the Board of Directors (the “Compensation Committee”), currently consists of Mr. Michael J. Bayer, Chairman, Admiral James D. Watkins and Admiral Bruce DeMars.  You can access the Charter for the Compensation Committee electronically at the “Corporate Governance” section on the investor page of our website at www.duratekinc.com or you may request a copy writing to us at Duratek, Inc., Attention: Corporate Secretary, 10100 Old Columbia Road, Columbia, Maryland 21046. The Compensation Committee's responsibilities include: (i) overseeing our incentive compensation plans and equity-based plans, (ii) annually reviewing and approving the corporate goals and objectives relevant to the compensation for the Chief Executive Officer and other executive officers and (iii) sets the Company’s Chief Executive Officer compensation and (iv) recommends and sets the Director compensation. The Compensation Committee formally met once in 2004.

Audit Committee

                The Board of Directors has established an Audit Committee in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended.  The Audit Committee currently consists of George V. McGowan, Chairman, Alan J. Fohrer and Mr. Bayer all of which meet the independence and experience requirements of the Nasdaq Listing Standards.

                The Board has determined that Mr. Fohrer is a “financial expert", as defined by the rules of the SEC. You can access the Charter for the Audit Committee electronically at the “Corporate Governance” section on the investor page of our website at www.duratekinc.com or you may request a copy by writing to us at Duratek, Inc., Attention: Corporate Secretary, 10100 Old Columbia Road, Columbia, Maryland 21046. The Audit Committee’s responsibilities include: (i) reviewing the independence, qualifications, services, fees and performance of the independent auditors, (ii) appointing, replacing and discharging the independent auditors, (iii) approving the professional services provided by the independent auditors, (iv) reviewing the scope of the annual audit and reports and recommendations submitted by the independent auditors, and (v) reviewing our financial reporting and accounting policies, including any significant changes, with management and the independent auditors. The Audit Committee met eight times in 2004.

Director Independence

                The Board has determined that all the Director nominees will continue to be independent under the Nasdaq listing standards, except for Mr. Prince, who is an employee of the Company.

Stockholder Communications with Directors:

Stockholders wishing to report complaints or concerns about Duratek’s accounting, internal accounting controls or auditing matters or other concerns to the Board or the Audit Committee may do so by sending an email to board@duratekinc.com or auditcommittee@duratekinc.com, or by writing to the Board or Audit Committee at Duratek, Inc., 10100 Old Columbia Road, Columbia, Maryland 21046.

                Complaints relating to Duratek accounting, internal accounting controls or auditing matters will be referred to members of the Audit Committee. Other concerns will be referred to the Nominating Committee. All complaints and concerns will be received and processed by the General Counsel’s office. You will receive a written acknowledgment from the General Counsel’s office upon receipt of your written complaint or concern. You may report your concerns anonymously or confidentially.

Attendance at Meetings

In addition to committee meetings, during fiscal year 2004, the Board held five meetings. All Board members attended 75% or more of all Board meetings and Committee meetings on which each member served.  Our policy is that all Board members be in attendance at the annual meeting of stockholders. All Board members were in attendance at the 2004 Annual Meeting of Stockholders.

Director Fees

For 2004, Mr. McGowan and Mr. Bayer each received $28,000 for their service on the Board of Directors and the Board Committees on which they served as Chairman.  Admiral Watkins and Mr. Fohrer each received $25,000 for their service on the Board and the Board Committees on which they served.  In addition, Admiral Watkins and Messrs. McGowan, Fohrer and Bayer each were granted options to purchase 10,000 shares of Common Stock at the fair market value of such shares at the time of the grant.  Admiral DeMars, who serves as non-executive Chairman, received $12,500 or one quarter of his annual fee of $50,000 in 2004.  Mr. Prince did not receive any compensation for his service on the Board of Directors or any committees thereof during 2004.

EXECUTIVE OFFICER COMPENSATION

The following table sets forth certain information concerning the compensation for the last three completed fiscal years of the chief executive officer and the next four of our most highly compensated executive officers.

SUMMARY COMPENSATION TABLE

	Annual Compensation(1)					Long Term Compensation Awards
Name and Principal Position	Year	Salary ($)		Bonus ($)	Other Annual Compensation ($)(2)	Securities Underlying Options (#)(3)	All Other Compensation ($)(4)

Robert E. Prince	2004	314,566		191,418	446,260	35,000	6,500
President and	2003	286,553		174,008	329,981	25,000	6,000
Chief Executive Officer	2002	256,836		165,011	136,054	25,000	5,500

Robert F. Shawver	2004	205,427		103,251	301,910	25,000	6,500
Executive Vice President	2003	197,781		99,756	199,149	20,000	6,000
and Chief Financial Officer	2002	179,102		96,002	83,576	20,000	1,551

C. Paul Deltete	2004	202,654		101,930	—	20,000	5,688
Senior Vice President	2003	193,984		123,009	—	15,000	5,899
	2002	183,462		93,600	—	15,000	5,500

William R. Van Dyke	2004	230,734		115,887	—	20,000	6,500
Senior Vice President	2003	223,857		112,507	—	15,000	6,000
	2002	196,914		92,000	—	13,000	5,500

Michael F. Johnson	2004	202,654		101,930	—	20,000	5,688
Senior Vice President	2003	193,571		118,009	—	15,000	5,524
	2002	165,294	(5)	142,706	—	20,000	3,238

(1)           No executive officer named above received any perquisites and other personal benefits, securities or property, the aggregate amount of which exceeded the lesser of either $50,000 or 10% of the total annual salary and bonus reported for 2004 in the Summary Compensation Table.

(2)           Represents cash awards under our Senior Executive Long Term Performance Award Plan with respect to the achievement of performance criteria in 2002, 2003, and 2004.  The entire after-tax portions of the awards were used by the executives to repay of the outstanding loans to the executives.  See "Compensation Committee Report on Executive Compensation" and "Certain Transactions."

(3)           Includes options to purchase Common Stock that were granted on January 8, 2004, March 10, 2003, and March 15, 2002 for Messrs. Prince, Shawver, Deltete, Van Dyke, and Johnson

(4)           Consists of Company matching contributions to the Company's 401(k) Plan.

(5)           Reflects salary paid to Mr. Johnson from the commencement of his employment with us on February 1, 2002.

Options Granted in Last Fiscal Year

                The following table sets forth-certain information relating to options granted in 2004 to purchase shares of our Common Stock for the executive officers whose compensation is reported in the Summary Compensation Table.

Name	Number of Securities Underlying Options Granted	Percent of Total Options Granted in Fiscal Year	Exercise or Base Price per Share (1)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (2)
					5%	10%
Robert E. Prince	35,000	10.4%	$ 13.29	1/8/2014	$ 292,600	$ 741,084
Robert F. Shawver	25,000	7.4%	$ 13.29	1/8/2014	$ 209,000	$ 529,521
C. Paul Deltete	20,000	5.9%	$ 13.29	1/8/2014	$ 167,200	$ 423,617
William R. Van Dyke	20,000	5.9%	$ 13.29	1/8/2014	$ 167,200	$ 423,617
Michael F. Johnson	20,000	5.9%	$ 13.29	1/8/2014	$ 167,200	$ 423,617

(1)     Options were granted at 100% of fair market value on the date of the grant.  The options vest 20% per year beginning one year after grant and expire in ten years.

(2)     These dollar amounts are the result of calculations of assumed annual rates of stock price appreciation from the dates of the grant of the option awards to the date of the expiration of such options of 5% and 10%, the two assumed rates being required under the rules of the SEC.  Based on these assumed annual rates of stock price appreciation of 5% and 10%, the Company's stock price at January 8, 2014, is projected to be $21.65 and $34.47.  These assumptions are not intended to forecast future appreciation of our stock price.  Our stock price may increase or decrease in value over the time period set forth above.  The potential realizable value computation does not take into account federal or state income tax consequences of option exercises or sales of appreciated stock.

Aggregated Option Exercises
and Fiscal Year-End Option Value Table

            The following table sets forth certain information concerning the exercise of stock options, the number of unexercised options and the value of unexercised in-the-money options at the end of 2004 for the executive officers whose compensation is reported in the Summary Compensation Table.

AGGREGATED OPTION EXERCISES

DURING 2004 AND YEAR-END OPTION VALUES

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options at December 31, 2004 Exercisable / Unexercisable	Value of Unexercised In the Money Options at December 31, 2004(1) Exercisable / Unexercisable

Robert E. Prince	75,000	639,376	253,214/82,000	$ 4,679,000/$ 1,112,305
Robert F. Shawver	125,000	1,944,756	29,100/59,400	$ 442,250/$ 808,491
C. Paul Deltete	32,000	353,485	48,000/42,000	$ 856,390/$ 669,985
William R. Van Dyke	26,200	275,934	15,800/53,000	$ 257,500/$ 751,912
Michael F. Johnson	11,000	134,620	11,000/41,000	$ 179,320/$ 522,640

(1)                      Calculated based on the closing price of our Common Stock ($24.91) as reported by the Nasdaq National Market on December 31, 2004.  An "In-the-Money" option is an option for which the option price of the underlying stock is less than the market price at December 31, 2004, and all of the value shown reflects stock price appreciation since the granting of the option.

Employment Contracts, Termination of Employment and Change-in-Control Arrangements

                We have employment agreements with each of the executive officers named in the Summary Compensation Table.  Under the terms of Mr. Prince’s employment agreement dated June 2002, he holds the offices of President and Chief Executive Officer and received an initial base salary of $275,018 per annum. Under the terms of Mr. Shawver’s employment agreement dated June 2002, he holds the offices of Executive Vice President and Chief Financial Officer and received an initial base salary of $192,005 per annum. Under the terms of Mr. Deltete’s employment agreement dated June 2002, he holds the office of Senior Vice President and received an initial base salary of $187,200 per annum. Under the terms of Mr. Van Dyke’s employment agreement  dated November 2002, he holds the offices of Senior Vice President of the Company and President of Duratek Federal Services, Inc. and received an initial base salary of $220,000. Under the terms of Mr. Johnson’s employment agreement dated June 2002, he holds the office of Senior Vice President and received an initial base salary of $185,411. The Compensation Committee in its discretion may make increases in the base salary of Messrs. Prince, Shawver, Deltete, Van Dyke and Johnson. The employment agreements also provide that the executives shall be eligible to receive cash bonuses and equity incentives pursuant to our Executive Compensation Plan.

We may terminate the agreements (i) for cause (as defined in the agreements), (ii) for any reason other than cause upon six months notice to the executive, (iii) upon the long-term disability of the executive, or (iv) upon the executive's death. The agreements may be terminated by the executive (i) for good reason (as defined in the agreements) upon six months notice to us or (ii) for any reason other than good reason upon six months notice to us. The agreements are for a term of two years and are automatically extend each year for one year unless either the executive or we have provided written notice to the other at least six months prior to the end of the term that it does not wish to extend the agreement.  None of the executives above have provided notice that they do not wish to extend their agreements.  Thus, the employment agreements for Mr. Prince, Mr. Shawver, Mr. Deltete, Mr. Van Dyke and Mr. Johnson have automatically extended for an additional year.  The agreements all currently expire in June 2006 with the exception of Mr. Van Dyke’s, which expires in November 2005.

Under the terms of these agreements, if the executive is terminated by us without cause or the executive resigns for good reason, we shall pay to the executive his base salary, then in effect, for a period of twelve months from the date of termination and will maintain certain employee benefits for a period of twelve months from the date of termination. Upon a change of control of the Company (as defined in the agreements), if the executive's employment with us is terminated for any reason within twelve months of the change of control, other than (i) by us for cause, (ii) due to the executive's death or long-term disability, or (iii) by the executive for any reason other than good reason, we shall continue to pay the executive's salary for a period of twelve months from the date of termination and will maintain certain employee benefits for a period of twelve months from the date of termination. Each of the employment agreements provides that the executive will receive an additional payment from us to compensate the executive in the event that excise taxes are imposed on certain payments by us to the executive in connection with a change of control of the Company. The employment agreements also contain certain non-competition provisions prohibiting the executives, for certain periods of time, from engaging in competing businesses.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

                The Securities Exchange Act of 1934 requires our directors, executive officers and beneficial owners of more than 10% of any class of our equity securities to file reports of ownership of our equity securities and to furnish these reports to us. Based solely on a review of such reports for 2004, we believe that these persons and entities filed all the reports required by the Securities Exchange Act of 1934 on a timely basis with two exceptions.  Mr. Bixby and Ms. Leviski, both Vice Presidents’ of the Company, were late in filing a report on Form 4 relating to the sale of 3,000 and 2,000 shares of Common Stock respectively in October 2004.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

                The Compensation Committee has furnished the following report on its policies with respect to the compensation of executive officers. The report is not deemed to be "soliciting material" or to be "filed" with the SEC or subject to the SEC’s proxy rules or to the liabilities of Section 18 of the Securities Exchange Act of 1934, and the report shall not be deemed to be incorporated by reference into any prior or subsequent filing by us under the Securities Act of 1933 or the Securities Exchange Act of 1934.

The Compensation Committee is responsible for establishing the compensation for the executive officers of the Company, reviewing benefits and compensation for all of our officers and administering our stock incentive plans. The Compensation Committee's executive compensation policies are designed to enhance the financial performance of the Company, and thus stockholder value, by significantly aligning the actions of the key executives with the financial interests of stockholders. The Compensation Committee reviews the financial performance of the Company and increases to stockholder value annually and adjusts the compensation of key executives based on the improvements achieved.

The Company adopted an Executive Compensation Plan in order to formalize the determination of the annual compensation of the Company's executive officers. The purpose of the plan is to attract, retain and motivate key management employees and to align the actions of the key executives with the financial interests of stockholders. Under the plan, the executive officers' compensation is structured so that a meaningful portion is "at risk," with annual incentives intended to provide between 20% and 40% of total compensation. Senior management employees who are recommended by the President and Chief Executive Officer and approved by the Compensation Committee are eligible to participate in the Executive Compensation Plan.  The Executive Compensation Plan is administered by, and all salary and bonuses are determined at the sole discretion of the Compensation Committee.

The Executive Compensation Plan consists of three components: base salary, annual cash performance bonus and long-term stock option grants. The base salary and any raises for the Company's Chief Executive Officer are determined by the Compensation Committee. The base salary and raises for the other executive officers are recommended by the Chief Executive Officer and approved by the Compensation Committee.  The annual cash incentive bonus is designed to reward executive officers for their contributions to corporate and business unit objectives, and for individual performance. The bonus is expressed as a percentage of the executive officer's base salary for such fiscal year. The target bonus amount is based on competitive market data. The specific amount of the bonus earned by each executive officer, as a percentage of the executive officer's base salary, is dependent upon the performance of the Company during the fiscal year as compared to budgeted amounts. The plan is based upon net income and cash flow. In addition to salary and cash bonus, the Compensation Committee can award options to purchase shares of the Company's Common Stock. All option awards are at the sole discretion of the Compensation Committee and are based on competitive market compensation data.

In addition, during 1999, the Company adopted a Senior Executive Long Term Performance Award plan.  Under this plan the Company, upon the achievement of certain performance criteria, could make awards to Messrs. Prince and Shawver.  The Company made loans to Messrs. Prince and Shawver in order to enable them to exercise certain options and retain the underlying stock, evidencing the long-term commitment of these senior executives to the Company.  Messrs. Prince and Shawver have used awards under this plan to repay the loans. The Compensation Committee administers the plan. The criteria for awards under this plan is determined by the Compensation Committee, but is based upon performance achievement by Messrs. Prince and Shawver that creates, or is likely to create, long-term sustainable increases in stockholder value. The purpose of the plan is to align key members of senior management with the financial interests of the Company by focusing on the achievement of key strategic initiatives that could have the effect of creating long-term sustainable increases to stockholder value. This plan is separate from the Executive Compensation Plan that is intended to recognize the achievement of annual financial performance targets.

The Company has certain broad-based employee benefit plans in which all employees, including the named executive officers, are permitted to participate on the same terms and conditions relating to eligibility and subject to the same limitations on amounts that may be contributed. In 2004, the Company also made a matching contribution for those participants to the Company's 401(k) Plan.

Mr. Prince's 2004 Compensation.  Mr. Prince's 2004 compensation was determined pursuant to the terms of the Executive Compensation Plan and consistent with the terms of his employment agreement with the Company. Mr. Prince's base salary was $314,566. Mr. Prince received an annual cash incentive bonus of $191,418 for 2004 as a result of the Company exceeding its budgeted net income and cash flow objectives for 2004. The Compensation Committee awarded Mr. Prince options to purchase 35,000 shares of the Company's Common Stock on January 8, 2004. The Compensation Committee awarded Mr. Prince $446,260 in December 2004 under the Senior Executive Long Term Performance Award plan with respect to the achievement of performance criteria as described above in this plans description.  This included facilitating the smooth exit of the Company’s long term controlling shareholder through the successful refinance and preferred stock repurchase transaction completed in December 2003, repaying $30 million in senior term debt in 2004, and significantly improving the operating margins of the business.    The Company’s earnings in 2004 as well as the earnings potential of the business were improved as a result of these accomplishments.  In addition, Mr. Prince’s efforts helped to lower the diluted shares outstanding by 26%, lowered annual interest expense, and increased operating profits.  The entire after-tax portion of this award was used to repay Mr. Prince's outstanding loan from the Company.

Compensation of other Executive Officers and Employees.  The compensation of the other executive officers of the Company named in the Summary Compensation Table was determined consistent with the terms of the Executive Compensation Plan and taking into account individual performance and additional responsibility assumed. For 2004, the executives received the maximum bonus amounts available under the Executive Compensation Plan as a result of the Company exceeding its net income and cash flow performance objectives for 2004. The Compensation Committee awarded to each of Messrs. Shawver, Deltete, Van Dyke, and Johnson options to purchase 25,000, 20,000, 20,000, and 20,000 shares of the Company's Common Stock, respectively.  The Compensation Committee awarded Mr. Shawver $301,910 in December 2004 under the Senior Executive Long Term Performance Award plan with respect to the achievement of performance criteria for 2004 (see above description of the Senior Executive Long Term Performance Award plan).  This included facilitating the smooth exit of the long term controlling shareholder through the successful refinance and preferred stock repurchase transaction completed in December 2003, repaying $30 million in senior term debt in 2004, and significantly improving the operating margins of the business.  As was the case with Mr. Prince, the entire after-tax portion of this award was used to repay Mr. Shawver’s outstanding loan from the Company.

The Compensation Committee reviews on an ongoing basis the compensation policies of the Company to attract, retain and provide appropriate incentives for the highest quality professional personnel in order to maintain the Company's competitive position in the environmental technology and services industries, and thereby seeks to provide for the long-term success of the Company and the interests of its stockholders.

                Compensation Deductibility Policy.  Under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), and applicable Treasury regulations, no tax deduction is allowed for annual compensation in excess of $1 million paid to the five most highly compensated executive officers. The Compensation Committee intends to maximize the extent of tax deductibility of executive compensation under the provisions of Section 162(m) so long as doing so is compatible with its determinations as to the most appropriate methods and approaches for the design and delivery of compensation to executive officers of the Company.

Submitted by the members of the Compensation Committee:

Michael J. Bayer (Chairman)

Admiral James D. Watkins

Admiral Bruce DeMars

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

                During 2004, Mr. Michael Bayer, Admiral James Watkins, Admiral Bruce DeMars, Dr. Francis Harvey and Mr. Daniel D’Aniello all served as members of the Compensation Committee.  No current or previous member of the Compensation Committee is or was an officer or employee of the Company or any of its subsidiaries. No executive officer of the Company served as a member of the board of directors or compensation committee of another entity, one of whose executive officers served as a director or member of the Compensation Committee of the Company.

EQUITY COMPENSATION PLAN INFORMATION

                The table below sets forth the following information as of the end of our 2004 fiscal year for all compensation plans previously approved by our stockholders and all compensation plans not previously approved by our stockholders:

(1)	the number of securities to be issued upon the exercise of outstanding options, rights, and warrants;
(2)	the weighted-average exercise price of such outstanding options, rights, and warrants; and
(3)	other than securities to be issued upon the exercise of such outstanding options, rights, and warrants, the number of securities remaining available for future issuance under the plans.

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options	(b) Weighted-Average Exercise Price of Outstanding Options	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))

Equity compensation plans approved by stockholders	1,537,064	$7.75	3,931,656

Equity compensation plans not approved by stockholders	—	—	46,626

Total	1,537,064	$7.75	4,037,296

                The equity compensation plans approved by our stockholders are the 1984 Stock Option Plan, the 1999 Stock Option and Incentive Plan, and the Employee Stock Purchase Plan. The equity compensation plan not approved by our stockholders is the 1996 Employee Stock Award Plan.

                Options to purchase Common Stock under our stock option plans are granted at prices as determined by the Compensation Committee of the Board of Directors, but shall not be less than the fair market value of our Common Stock on the date of grant. The options are qualified and non-qualified and generally vest over a period of up to five years. The exercise dates and expiration of options (up to a maximum of ten years from the date of grant) are determined by the Compensation Committee of the Board of Directors.

                Under the terms of the 1996 Employee Stock Award Plan, we award each employee $500 worth of our Common Stock, based on the closing price of our Common Stock on the Nasdaq National Market on the last trading day of the month prior to the date of issuance, on the one year and twenty-fifth year anniversaries of the employee's commencement of employment with us.  On the thirtieth and thirty-fifth year anniversaries of the employee's commencement of employment with us, we award each employee $750 and $1,000 worth of our Common Stock, respectively.

Under the Employee Stock Purchase Plan, employees of the Company and its participating subsidiaries who have completed three months of continuous employment are eligible to purchase our Common Stock, generally at a 15% discount to the fair market value of the Common Stock.  To enroll in the Plan, a qualifying employee must elect to have up to 10% of his or her base pay withheld, with such withholdings later applied toward the purchase price for the Common Stock.  The Common Stock to be delivered under the Plan is acquired through purchases by us on the open market.  As of December 31, 2004, 59,014 shares of Common Stock have been purchased under this plan leaving 940,986 available to be delivered under the plan.

PERFORMANCE GRAPH

                As part of the proxy statement disclosure requirements mandated by the SEC, we are required to provide a five-year comparison of the cumulative total stockholder return on our Common Stock with that of a broad equity market index and either a published industry index or a company-constructed peer group index. The following graph compares the performance of our Common Stock for the periods indicated with the performance of the Nasdaq Non-Financial Index and the Dow Jones U.S. Pollution Control Index. The comparison assumes $100 was invested on December 31, 1999 in our Common Stock and in each of the foregoing indices and the reinvestment of dividends.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*

AMONG DURATEK, INC., THE NASDAQ NON-FINANCIAL INDEX

AND THE DOW JONES US POLLUTION CONTROL INDEX

* $100 invested on 12/31/99 in stock or index-including reinvestment of dividends. Fiscal year ending December 31.

CERTAIN TRANSACTIONS

In May 1996 we had advanced loans to Mr. Prince, President and Chief Executive Officer, and Mr. Shawver, Executive Vice President and Chief Financial Officer. The loans accrued interest at 5%. On March 15, 2002, the maturity date of the loans was extended to December 31, 2009. The loan amounts in 2004 were $283,598 for Mr. Prince and $169,200 for Mr. Shawver.  As described above under the Compensation Committee Report on Executive Compensation, in December 2004 the loan balances were completely eliminated as a result of applying the entire amount of the individual’s 2004 after tax award under the Senior Executive Long Term Performance Incentive Plan to their outstanding loan balance.  Therefore, at December 31, 2004, the balances of the loans were $0 for Mr. Prince and $0 for Mr. Shawver.

AUDIT COMMITTEE REPORT

The Audit Committee has reviewed and discussed our audited consolidated financial statements for the year ended December 31, 2004 with management and with our independent auditors, KPMG LLP. The Audit Committee has discussed with KPMG LLP the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit. The Audit Committee has received the written disclosures and the letter from KPMG LLP required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and has discussed with KPMG LLP their independence.

Based on the Audit Committee's review of the audited consolidated financial statements and the review and discussions described in the foregoing paragraph, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements for the year ended December 31, 2004 be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2004 for filing with the SEC.

Submitted by the members of the Audit Committee:

George V. McGowan (Chairman)

Alan J. Fohrer

Michael J. Bayer

INDEPENDENT AUDITORS

                A representative of KPMG LLP is expected to be present at the Annual Meeting, with the opportunity to make a statement if he desires to do so, and is expected to be available to respond to appropriate questions.

Principal Accountant Fees and Services

Fee Category	2004 Fees	2003 Fees
Audit Fees	$490,000	$330,000
Audit-Related Fees	$343,621	$436,000
Tax Fees	$237,417	$245,000
All Other Fees	$385,497	—

Total Fees	$1,456,535	$1,011,000

The following is a summary of the fees billed to Duratek by KPMG, LLP for professional services rendered for the years ended December 31, 2004 and December 31, 2003:

Audit Fees.  Consists of fees billed for professional services rendered for the audit of our consolidated financial statements and review of the interim consolidated financial statements included in quarterly reports.

Audit-Related Fees.  Consists of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.” These services include consultations related to the Sarbanes-Oxley Act, and consultations concerning financial accounting and reporting standards.

Tax Fees.  Consists of fees billed for professional services for tax advice and tax planning.

All Other Fees.  Consists primarily of fees billed for services related to state tax refund claims in 2004.

Policy on Audit Committee Pre-Approval of Audit Services and Permissible Non-Audit Services of Independent Auditors

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services performed by the independent auditors. These services may include audit services, audit-related services, tax services and other services. For audit services, the independent auditor provides an engagement letter in advance of the April meeting of the Audit Committee, outlining the scope of the audit and related audit fees. If agreed to by the Audit Committee, this engagement letter is formally accepted by the Audit Committee at its April Audit Committee meeting.

For non-audit services, our senior management will submit from time to time to our Audit Committee for approval non-audit services that it recommends the Audit Committee engage the independent auditor to provide for the fiscal year. Our senior management and the independent auditor will each confirm to our Audit Committee that each non-audit service is permissible under all applicable legal requirements. A budget, estimating non-audit service spending for the fiscal year, will be provided to the Audit Committee along with the request. The Audit Committee must approve both permissible non-audit services and the budget for such services. The Audit Committee will be informed routinely as to the non-audit services actually provided by the independent auditor pursuant to this pre-approval process.

The Audit Committee may delegate pre-approval authority to its Chairman. The Chairman must report any decisions to the Audit Committee at the next scheduled meeting.

Annual Report on Form 10-K

A copy of Duratek’s Annual Report to Stockholders for the fiscal year ended December 31, 2004 has been mailed concurrently with this Proxy Statement to all stockholders entitled to notice of and to vote at the Annual Meeting. The Annual Report is not incorporated into this Proxy Statement and is not considered proxy-soliciting material.

Duratek filed its Annual Report on Form 10-K with the Securities and Exchange Commission on March 11, 2005. Duratek will mail without charge, upon written request, a copy of its Annual Report on Form 10-K for the fiscal year ended December 31, 2004, excluding exhibits. Please send a written request to Investor Relations, Duratek, Inc., 10100 Old Columbia Road, Columbia, Maryland 21046.

STOCKHOLDER PROPOSALS

                Stockholder proposals intended to be presented at the 2006 annual meeting of stockholders must be received by us for inclusion in our proxy statement and proxy relating to that meeting no later than December 6, 2005 and must otherwise be in compliance with applicable SEC regulations.

                SEC rules also establish a different deadline for submission of stockholder proposals that are not intended to be included in our proxy statement with respect to discretionary voting. The discretionary voting deadline for our 2005 annual meeting is February 18, 2006. If a stockholder gives notice of such a proposal after the discretionary voting deadline, the Company’s proxy holders will be allowed to use their discretionary voting authority to vote against the stockholder proposal when and if the proposal is raised at our 2005 annual meeting.

OTHER MATTERS

                The Board of Directors knows of no other matters to be presented for action at the meeting other than that mentioned above. However, if any matters properly come before the meeting, it is intended that the persons named in the accompanying proxy will vote on such other matters in accordance with their judgment of the best interests of the Company.

DURATEK, INC.

10100 Old Columbia Road

Columbia, Maryland  21046

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                Revoking any such prior appointment, the undersigned hereby appoints Robert E. Prince and Admiral Bruce DeMars and each of them, attorneys and agents, with power of substitution to vote as Proxy for the undersigned, as herein stated, at the Annual Meeting of Stockholders of Duratek, Inc., to be held at 10100 Old Columbia Road, Columbia, Maryland 21046 on Thursday, May 5, 2005 at 10:30 a.m. and at any adjournments thereof, with respect to the number of shares the undersigned would be entitled to vote if personally present.

The Board of Directors Recommends a vote “FOR” all nominees in Item 1.

1.               ELECTION of the following Nominees as Directors:  Admiral Bruce DeMars, Admiral James D. Watkins, George V. McGowan, Michael J. Bayer, Alan J. Fohrer, and Robert E. Prince

                        FOR all nominees

                        WITHHOLD AUTHORITY to vote for all Nominees

                        WITHHOLD AUTHORITY to vote for the following Nominees only:  (Write the name of the Nominees in the space below.)

Upon any other matters which may properly come before the meeting or any adjournment thereof.

The proxy when properly executed will be voted FOR the election of Directors and on any other matters in accordance with the discretion of the named attorneys and agents, if no instructions to the contrary are indicated on the reverse side hereof.

The undersigned hereby acknowledges receipt of a copy of the Company’s 2004 Annual Report and Notice of Annual Meeting and Proxy Statement relating to such Annual Meeting.

x

  (Signature)

x

  (Signature)

Date:

        Please mark, date and sign as your name appears above and return in the enclosed envelope.  If acting as executor, administrator, trustee, guardian, etc., you should so indicate when signing.  If shares are held jointly each stockholder named should sign.